Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Mueller Industries, Inc. for the registration of 10,422,859 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Mueller Industries, Inc., and the effectiveness of internal control over financial reporting of Mueller Industries, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

July 27, 2012
Memphis, Tennessee